Exhibit 10.4
DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT
CALLON PETROLEUM COMPANY
2020 OMNIBUS INCENTIVE PLAN

THIS AGREEMENT (“Agreement”) is effective as of _________, _____ (the “Grant Date”), by and between Callon Petroleum Company, a Delaware corporation (the “Company”), and ____________________ (the “Grantee”).
The Company has adopted the Callon Petroleum Company 2020 Omnibus Incentive Plan, as effective June 8, 2020 (as may be amended from time to time, the “Plan”), which by this reference is made a part hereof, for the benefit of eligible employees, directors and independent contractors of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Plan.
Pursuant to the Plan, the Board, which has generally been assigned responsibility for administering the Plan with respect to awards made to Nonemployee Directors, has determined that it would be in the interest of the Company and its stockholders to grant the restricted stock units provided herein in order to provide Grantee with additional remuneration for services rendered, to encourage Grantee to remain in the service of the Company as a Nonemployee Director and to increase Grantee’s personal interest in the continued success and progress of the Company.
The Company and Grantee therefore agree as follows:
1.Grant of Restricted Stock Units. Subject to the terms and conditions herein, effective as of the Grant Date, the Company hereby awards to the Grantee, pursuant to the Plan, a right to receive ______ shares of Common Stock of the Company, par value $.01 per share (“Restricted Stock Units”).
2.Vesting Schedule and Settlement. Subject to the provisions of Section 3 hereof, the Restricted Stock Units shall vest on the first anniversary of the Grant Date or, if earlier, the date of the Company’s ________ Annual Meeting of Shareholders (the “Vesting Date”); provided that the Grantee remains in continuous service as a Nonemployee Director with the Company through the Vesting Date.
Notwithstanding the foregoing, upon a Change in Control while the Grantee remains in continuous service as a Nonemployee Director with the Company, all unvested Restricted Stock Units shall immediately vest and such occurrence shall be deemed a Vesting Date for purposes of this Agreement.
As soon as practicable but in no event later than thirty (30) days following the occurrence of the Vesting Date or vesting pursuant to Section 3, the Company shall deliver to the Grantee or, as applicable, the Grantee’s legal representative, estate, beneficiary or heir, certificates representing the applicable number shares of Common Stock or cause the applicable number of shares of Common Stock to be evidenced in book entry form in the Grantee’s name in the stock register of the Company maintained by the Company’s transfer agent.
3.Termination of Service; Forfeiture.

(a)Death and Disability. Upon termination of the Grantee’s service as a Nonemployee Director with the Company as a result of the death or Disability of the Grantee, the Restricted Stock Units shall immediately vest. For purposes hereof, “Disability” shall mean the physical or mental inability of Grantee to carry out the normal and usual duties of his or her position on a full-time basis for an entire period of six (6) continuous months together with the reasonable likelihood, as determined by the Board (excluding Grantee), that Grantee, upon the advice of a qualified physician, will be unable to carry out the normal and usual duties of his or her position.
(b)Retirement. If the Grantee’s service as a Nonemployee Director with the Company is terminated as a result of the Grantee’s retirement, the Board (excluding Grantee) may determine, in its sole discretion, that the Restricted Stock Units shall immediately vest.
(c)Forfeiture. Upon termination of the Grantee’s service as a Nonemployee Director of the Company for any reason other than due to death or Disability, all Restricted Stock Units that have not previously vested (or that the Board does not determine to vest in its discretion pursuant to Section 3(b)) shall be immediately forfeited to the Company.
4.No Ownership Rights Prior to Issuance of Shares of Common Stock; Dividend Equivalents. Neither the Grantee nor any other person shall become the beneficial owner of the shares of Common Stock underlying the Restricted Stock Units, nor have any rights of a shareholder (including, without limitation, dividend and voting rights) with respect to any such shares of Common Stock, unless and until and after such shares of Common Stock have been delivered to the Grantee as described in Section 2. Notwithstanding the foregoing, prior to the vesting of the underlying Restricted Stock Units, Dividend Equivalents shall be accrued, without interest, for the benefit of the Grantee. Dividend Equivalents shall be subject to the same vesting schedule as the underlying Restricted Stock Units and shall be payable in cash at the same time as the Restricted Stock Units are settled pursuant to Section 2.
5.Restrictions Imposed by Law. Without limiting the generality of Section 16 of the Plan, the Grantee agrees that the Company will not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance or delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
6.Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement shall be in writing and shall be delivered personally or sent by first class mail, postage prepaid to the following address:
Callon Petroleum Company
2000 W. Sam Houston Parkway South, Suite 2000
Houston, Texas 77042
Attention: Human Resources

with a copy to:

Callon Petroleum Company
2000 W. Sam Houston Parkway South, Suite 2000
Houston, Texas 77042
Attention: Law Department

Any notice or other communication to the Grantee with respect to this Agreement shall be in writing and shall be delivered personally, and (i) shall be sent by first class mail, postage prepaid, to Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address, or (ii) shall be sent to the Grantee’s e mail address specified in the Company’s records or e-mail address provided by Grantee to the Company’s Stock Plan Administrator, currently Fidelity.
7.Grantee Service. Nothing contained in this Agreement, and no action of the Company or the Board with respect hereto, shall confer or be construed to confer on the Grantee any right to continue in the service of the Company as a Nonemployee Director.
8.Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware. Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas. Each of the Grantee and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.
9.Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all exhibits and schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Board thereunder. All decisions of the Board upon questions regarding the Plan or this Agreement shall be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
10.Code Section 409A. Restricted Stock Units under this Agreement are designed to be exempt from or comply with Section 409A of the Code and the related Treasury Regulations thereunder and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).
11.Grantee Acceptance. The Grantee shall accept the terms and conditions of this Agreement through the online acceptance procedures set forth by the Company’s Stock Plan Administrator. By electronically accepting this Agreement the Grantee acknowledges receipt of a copy of the Plan and hereby accepts this Award subject to all the terms and provisions hereof and thereof.